Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Heska Corporation’s Registration Statement on Form S-8 of our report dated February 28, 2020, relating to the December 31, 2019 and December 31, 2018 consolidated financial statements of Heska Corporation, which appears in Heska Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Plante & Moran, PLLC

Denver, Colorado
May 5, 2020